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                                  Exhibit 10.3

                           NOTE TERMINATION AGREEMENT

        This NOTE TERMINATION AGREEMENT, dated as of May 17, 2002 (the
"Note Termination Agreement"), is entered into by and between J2 COMMUNICATIONS, a California corporation (the "Company"), and JAMES P. JIMIRRO ("Executive").

        WHEREAS, Executive has served since 1986 and continues to serve as Chairman of the Board of Directors, President and Chief Executive Officer of the Company;

        WHEREAS, Executive and the Company are parties to a Restated Employment Agreement, dated as of July 1, 1999 (the "1999 Employment Agreement");

        WHEREAS, contingent on certain events, Executive and the Company have agreed to terminate the Restated Employment Agreement and enter into a 2002 Employment Agreement (the "2002 Employment Agreement");

WHEREAS, in consideration of the termination of the 1999 Agreement, the execution by Executive of the 2002 Employment Agreement and the forgiveness by Executive of the principal amount of and all interest accrued on the Contingent Note (as defined below), the Company has agreed to pay the Executive the sum of One Million One Hundred Thousand Dollars ($1,100,000).

                                A G R E E M E N T

        NOW, THEREFORE, in consideration of the foregoing and the mutual covenants herein contained, the parties hereto agree as follows:

        1. Executive hereby releases the Company from any liability to Executive pursuant to the contingent promissory note listed on Exhibit A hereto (the "Contingent Promissory Note"). The Executive represents and warrants to the Company that the Contingent Promissory Note listed on Exhibit A is the only promissory note currently due and owing from the Company to Executive. The Company represents and warrants to Executive that the Contingent Promissory Note is enforceable in accordance with its terms.

        2. Contemporaneously with the execution and delivery of this Note Termination Agreement, (a) the Company will pay to Executive by wire transfer of immediately available funds to a bank account designated in writing by Executive the sum of One Million One Hundred Thousand Dollars ($1,100,000) and (b) Executive will deliver to the Company the original of the Contingent Promissory Note marked "cancelled," dated as of even date herewith and executed by Executive.

        3. This Note Termination Agreement and each of the provisions hereunder shall


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be interpreted according to and governed by the internal laws of the State of
California regardless of the principles of choice of law of that or any other jurisdiction. The parties hereto submit to the jurisdiction of the state and federal courts of the State of California.

        IN WITNESS WHEREOF the parties hereto have signed this Note Termination Agreement as of the date first above written:

EXECUTIVE

--------------------------
James P. Jimirro


J2 COMMUNICATIONS, INC.


By:_____________________________________
Its:____________________________________


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                                    EXHIBIT A

1. A Contingent Note dated July 1, 1999 and made between J2 Communications ("Obligor") and James P. Jimirro ("Holder") for an amount of $2,150,625.